Exhibit (16)

POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints each of Jane E. Trust, Richard F. Sennett, Robert I. Frenkel and George P. Hoyt with full power to act without the other, as his or her agent and attorney-in-fact for the purpose of executing in his or her name, in his or her capacity as a Director and/or officer of Western Asset Emerging Markets Debt Fund Inc., a registration statement and a proxy statement/prospectus on Form N-14 (including amendments thereto), to be filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, as applicable.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

This power of attorney shall be valid from the date hereof until revoked by me.

IN WITNESS WHEREOF, I have executed this instrument as of the 12th day of February, 2016

/s/ Jane E. Trust
Jane E. Trust	Chairman, President, Chief Executive Officer and Director

/s/ Richard F. Sennett
Richard F. Sennett	Principal Financial Officer

/s/ Robert D. Agdern
Robert D. Agdern	Director

/s/ Carol L. Colman
Carol L. Colman	Director

/s/ Daniel P. Cronin
Daniel P. Cronin	Director

/s/ Paolo M. Cucchi
Paolo M. Cucchi	Director

/s/ Leslie H. Gelb
Leslie H. Gelb	Director

/s/ William R. Hutchinson
William R. Hutchinson	Director

/s/ Eileen A. Kamerick
Eileen A. Kamerick	Director

/s/ Dr. Riordan Roett
Dr. Riordan Roett	Director